SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

APPLIED EXTRUSION TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

APPLIED EXTRUSION TECHNOLOGIES, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Last update: 02/22/2002

Applied Extrusion Technologies, Inc.
15 Read’s Way
New Castle, Delaware 19720

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 25, 2003

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of Applied Extrusion Technologies, Inc. will be held at the 36th Floor Conference Center, Ropes & Gray, One International Place, Boston, Massachusetts at 10:30 a.m. on Tuesday, February 25, 2003 for the following purposes:

1.    To elect one Class II director.

2.    To transact any other business that may properly come before the Meeting or any adjournment thereof.

Stockholders of record at the close of business on December 31, 2002 are entitled to notice of and to vote at the Meeting.

If you are unable to be present personally, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors,

Brian P. Crescenzo
Secretary

February 3, 2003

ANNUAL MEETING OF STOCKHOLDERS

February 25, 2003

PROXY STATEMENT

The enclosed form of proxy is solicited on behalf of the Board of Directors of Applied Extrusion Technologies, Inc. (“AET” or the “Company”) to be voted at the Annual Meeting of Stockholders (the “Meeting”) to be held at the 36th Floor Conference Center, Ropes & Gray, One International Place, Boston, Massachusetts at 10:30 a.m. on Tuesday, February 25, 2003 or at any adjournment thereof. A proxy may be revoked by a stockholder at any time before it is voted (i) by returning to the Company another properly signed proxy bearing a later date, (ii) by otherwise delivering a written revocation to the Secretary of the Company or (iii) by attending the Meeting or any adjourned session thereof and voting the shares covered by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting.

The expense of soliciting proxies will be borne by the Company. Officers and regular employees of the Company (who will receive no compensation therefor in addition to their regular salaries) may solicit proxies. In addition to the solicitation of proxies by use of the mail, the Company may use the services of its directors, officers and regular employees to solicit proxies personally and by mail, telephone or telegram from brokerage houses and other shareholders. The Company will also reimburse brokers, banks and other custodians, nominees and fiduciaries and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below. The holders of record of shares of the common stock, $.01 par value (the “Common Stock”), of the Company at the close of business on December 31, 2002 are entitled to receive notice of and to vote at the Meeting. As of that date, the Company had issued and outstanding 12,603,305 shares of Common Stock, each of which is entitled to one vote on each matter to come before the Meeting. This proxy statement and the enclosed proxy are being mailed to Stockholders on the same date as the date of the Notice of Annual Meeting.

Consistent with state law and under the Company’s by-laws, a majority of the shares entitled to vote on a particular matter, present in person or represented by proxy at a meeting, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Meeting will be counted by persons appointed by the Company to act as election inspectors for the Meeting. The majority of votes properly cast shall determine all matters other than elections to office, and the nominee for election as a director at the Meeting who receives the greatest number of votes properly cast for the election of a director shall be elected a director. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director, or that reflect abstentions or “broker non-votes” (i.e., shares represented at the Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have or does not exercise the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but abstentions, broker non-votes and proxies that withhold authority to vote will not be counted as votes properly cast for purposes of determining the outcome of voting on any matter.

The Annual Report to Stockholders for AET’s fiscal year ended September 30, 2002 accompanies this proxy statement. The principal executive offices of AET are located at 15 Read’s Way, New Castle, Delaware 19720.

Item No. 1
ELECTION OF DIRECTOR

The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned and not revoked in favor of the election as a director of the nominee named below, who is currently a director of the Company, unless authority to vote for the election of such nominee is withheld by marking the proxy to that effect.

Pursuant to the Company’s Restated Certificate of Incorporation, as amended, the Board of Directors is divided into three classes, as nearly equal in number as possible, so that each director will serve for three years, with one class of directors being elected each year. Pursuant to the Restated Certificate of Incorporation and By-laws, the nominee is a director standing for reelection and designated as a Class II Director, whose term expires at the 2003 Annual Meeting. The enclosed proxy cannot be voted for more than one person.

If Item No. 1 is approved, Nader A. Golestaneh will be elected as a Class II Director for a term of three years expiring at the 2006 Annual Meeting, and until his respective successor is elected and shall qualify to serve.

It is expected that the nominee will be able to serve, but if the nominee is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or to fix the number of directors at a lesser number.

NOMINEE Name, Age (as of January 1, 2003), Business and Current Directorships	Director Since	Term Expires

NADER A. GOLESTANEH, 42 — Director of the Company since 1986; since 1990, President of Centremark Properties, Inc., a real estate management and development company; since 1986, attorney in private practice in Boston, Massachusetts.	1986	2006

CURRENT DIRECTORS Name, Age (as of January 1, 2003), Business and Current Directorships	Director Since	Term Expires

RICHARD G. HAMERMESH, 54 — Director of the Company since 1986; since 2000, Professor of Management Practice at the Harvard Business School; co-founded and then served until 2000 as a Managing Partner for the Center for Executive Development, an independent executive education and training firm; Director of BE Aerospace, Inc., a manufacturer of aircraft cabin interior products.	1986	2004

JOSEPH J. O’DONNELL, 58 — Director of the Company since 1986; since 1978, Chairman of the Board and Chief Executive Officer of Boston Concessions Group, Inc., a company that manages food service operations in the leisure and recreation markets in approximately 40 states.	1986	2004

AMIN J. KHOURY, 63 — Founder and Chairman of the Board of Directors of the Company since 1986 and Chief Executive Officer of the Company since October 2002; from October 1986 to August 1993, Chief Executive Officer of the Company; President of the Company from August 1988 through November 1992; Founder and Chairman of the Board of Directors of BE Aerospace, Inc., a manufacturer of aircraft cabin interior products; Member of the Board of Directors of Brooks Automation, Inc., a leader in semiconductor tool and factory automation solutions for the global semiconductor industry; and a member of the Board of Directors of Synthes-Stratec, one of the world’s leading orthopedic trauma companies.
	1986	2005

MARK M. HARMELING, 50 — Director of the Company since 1986; since 2001, Partner of TA Realty Associates, a real estate advisory firm; from 1991 to 2001, President of Bay State Realty Advisors, a real estate consulting firm; from 1997 to 1999, an executive of the A.G. Spanos Corporation, a leading developer of multi-family residential complexes; from 1985 to 1991, President of Intercontinental Real Estate Corporation, a real estate holding and development corporation; Director of Universal Holding Corporation, an insurance holding company.	1986	2005

Board Meetings and Committees

The Board of Directors held seven meetings during the fiscal year ended September 30, 2002. The Board of Directors currently has two standing committees, the Audit Committee and the Stock Option and Compensation Committee (the “Compensation Committee”). The Company does not have a standing Nominating Committee. During fiscal year 2002, each incumbent director (except Joseph J. O’Donnell) attended at least seventy-five percent of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board of Directors on which he served.

The Audit Committee, which for the fiscal year ended September 30, 2002 was composed of Richard G. Hamermesh, Joseph J. O’Donnell and Nader A. Golestaneh, held three meetings during such fiscal year. The Audit Committee recommends to the Board of Directors the independent auditors to be engaged by the Company, reviews with management and with the independent auditors the Company’s internal accounting procedures and controls, and reviews with the independent auditors the scope and results of their audit, as well as the scope of the auditor’s internal activities.

The Compensation Committee, which for the fiscal year ended September 30, 2002 was composed of Nader A. Golestaneh and Mark M. Harmeling, held six meetings and acted pursuant to written consent on three occasions during such fiscal year. The Compensation Committee provides recommendations to, and may act on behalf of, the Board regarding compensation matters, and administers the Company’s stock option and compensation plans.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of December 31, 2002 by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock of the Company, (ii) each of the chief executive officer, the Company’s two other executive officers at the end of fiscal year 2002, and an additional individual for whom information regarding beneficial ownership would have been provided but for the fact that the individual was not serving as an executive officer at the end of fiscal year 2002 (collectively, the “Named Executive Officers”); (iii) each director of the Company, and (iv) all Named Executive Officers and directors of the Company as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned:

	Common Stock Beneficially Owned
Names	Number of Shares		Percent of Outstanding Shares(1)
Dimensional Fund Advisors Inc. . 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,001,100		7.39%
Goldsmith & Harris, Inc. 80 Pine Street New York, NY 1000	667,250		5.29%
FMR Corporation. 82 Devonshire Street Boston, MA 02109	1,312,279	(2)	6.80%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,239,600	(3)	5.95%
Royce & Assoc. Inc. 1414 Avenue of the Americas New York, NY 10019	901,800		5.85%
Thomas E. Williams*†	610,981	(4)	4.80%
Amin J. Khoury*†	606,500	(5)	4.80%
David N. Terhune*	501,079	(6)	4.00%
Anthony J. Allott*	5,400	(7)	* *
Joseph J. O’Donnell†	50,000	(8)	* *
Mark M. Harmeling†	50,000	(9)	* *
Richard G. Hamermesh†	64,625	(10)	* *
Nader A. Golestaneh†	46,250	(11)	* *
All directors and executive officers as a group (8 persons)	1,939,835	(12)	15.34%

*	Named Executive Officer
†	Director of the Company
**	Less than 1 percent

(1)
For purposes of determining beneficial ownership, owners of options exercisable within sixty days of December 31, 2002 are considered the beneficial owners of the shares of Common Stock for which such options are exercisable, and the reporting herein is based on the assumption (as provided in the applicable rules of the Securities and Exchange Commission) that only the person or persons whose ownership is being reported will exercise such options for Common Stock. As of December 31, 2002, there were 12,603,305 shares of Common Stock issued and outstanding.

(2)	Includes holdings attributable to Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp.
(3)	Includes holdings attributable to T. Rowe Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc.
(4)
Includes (i) 500,000 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days, (ii) 11,300 shares held by the AET Executive Deferred Compensation Plan Trust, (iii) 18,261 shares held by the 1996 AET Employee Stock Purchase Plan, and (iv) 5,320 shares held by the AET Savings and Profit Sharing Plan, in each case for the benefit of Mr. Williams.

(5)	Includes 500,000 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days.
(6)
Includes (i) 406,250 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days, (ii) 8,298 shares held by the AET Executive Deferred Compensation Plan Trust, (iii) 11,842 shares held by the 1996 AET Employee Stock Purchase Plan, and (iv) 5,093 shares held by the AET Savings and Profit Sharing Plan, in each case for the benefit of Mr. Terhune.

(7)
Includes 5,400 shares held by the AET Savings and Profit Sharing Plan for the benefit of Mr. Allott. Mr. Allott resigned from the Company on May 10, 2002. Mr. Allott was an executive officer of the Company for approximately seven months in fiscal year 2002.

(8)
Includes 50,000 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days. Excludes 61,500 shares held in trust for the benefit of Mr. O’Donnell’s wife, of which Mr. O’Donnell disclaims all beneficial interest.

(9)
Includes 50,000 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days. Excludes 87,057 shares held in trusts for the benefit of Mr. Harmeling’s children, of which Mr. Harmeling disclaims all beneficial interest.

(10)	Includes 42,500 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days.
(11)	Includes 46,250 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days.
(12)	Includes and excludes the shares described in notes (4) through (11).

AUDIT COMMITTEE

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors is composed of Messrs. Hamermesh, O’Donnell and Golestaneh. Each of the members of the Audit Committee is independent (as defined in the NASD’s listing standards).

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to governmental bodies or the public, the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established, and the Company’s auditing, accounting and financial processes generally. The Audit Committee annually recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of the Company and meets with such independent auditors, the Chief Executive Officer and the principal financial, accounting and legal personnel of the Company to review the scope and the results of the annual audit, the amount of audit fees, the Company’s internal accounting controls, the Company’s financial statements contained in the Company’s Annual Report to Stockholders and other related matters. A more detailed description of the functions of the Audit Committee can be found in the Company’s Audit Committee Charter filed with the Company’s Proxy Statement for the Annual Meeting held on January 31, 2001 (filed with the Securities and Exchange Commission on December 15, 2000).

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2002 audited by Deloitte & Touche LLP, the Company’s independent auditors. The Audit Committee has discussed with Deloitte & Touche LLP various matters related to the financial statements, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380). The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with Deloitte & Touche LLP its independence.

Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending September 30, 2002 for filing with the Securities and Exchange Commission.

With respect to the above matters, the Audit Committee submits this report.

AUDIT COMMITTEE
Richard G. Hamermesh
Joseph J. O’Donnell
Nader A. Golestaneh

EXECUTIVE COMPENSATION

Report of the Stock Option and Compensation Committee of the Board of Directors

The Stock Option and Compensation Committee (the “Compensation Committee”), which is responsible for review and approval of compensation matters relating to executive officers of the Company and administering the Company’s stock option plans, makes the following report on executive compensation for fiscal 2002.

The Company’s executive compensation program is designed to recruit, retain, reward and motivate talented executives who are capable of leading the Company in achieving its strategic and financial objectives in the competitive and rapidly changing oriented polypropylene industry.

The Company relies primarily on four compensation components to motivate executive performance: annual salary, incentive cash bonuses, retirement benefits, and stock-based incentive compensation. Each of the executive officers of the Company has an employment agreement that establishes an annual base salary at a level the Company believes is at least comparable to companies in its industry and consistent with the range for comparable companies. To determine salary ranges for its executives, the Company utilizes a variety of compensation surveys generated by one or more independent consulting firms with expertise in compensation matters, and examines the compensation levels of executives with similar responsibilities in comparable organizations. Annual base salary of executives is targeted at levels which, together with incentive bonuses, would provide annual cash compensation to individual executives that is within the range of prevailing market compensation levels, with a significant portion of the executive’s total cash compensation tied to whether corporate and/or divisional performance for the year in question was above, below, or consistent with the Committee’s expectations.

In addition to base salary, each executive officer is eligible to receive an incentive cash bonus at the end of each fiscal year based upon corporate performance, that officer’s individual performance, and in certain cases group performance. Corporate performance is measured by the Company’s strategic and financial performance in that fiscal year, with particular reference to operating earnings and net income for the year compared with targets set forth in the Company’s annual Business Plan approved by the Board of Directors at the beginning of each fiscal year. Because the Compensation Committee believes that short-term fluctuations in stock price do not necessarily reflect the underlying strength or future prospects of the Company, the Compensation Committee does not emphasize year-to-year changes in stock price in its evaluation of corporate performance for the purpose of determining executive compensation. Individual performance is measured by the strategic and financial performance of the particular officer’s operational responsibility in comparison to targeted performance criteria.

The Compensation Committee believes that long-term stock price appreciation will reflect the Company’s achievement of its strategic goals and objectives. Accordingly, the Company seeks to create long-term performance incentives for its key employees by aligning their economic interests with the interests of the Company’s long-term shareholders through the Company’s stock-based incentive compensation program. Stock options are granted to key employees at a price equal to the fair market value on the date of grant, and awards are based on the performance of such employees and anticipated contributions by such employees in helping the Company achieve its strategic goals and objectives. Stock option grants are also made by reference to the number of stock options an employee already holds.

The compensation of Thomas E. Williams, the Company’s Chief Executive Officer, was determined using the methods described above. Pursuant to his amended and restated employment agreement, Mr. Williams’s salary for fiscal year 2002 was $543,000. Mr. Williams received no bonus and was not granted any stock options in fiscal year 2002. Mr. Williams ceased serving as the Company’s Chief Executive Officer as of September 30, 2002.

With respect to the above matters, the Compensation Committee submits this report.

STOCK OPTION AND COMPENSATION COMMITTEE
Mark M. Harmeling
Nader A. Golestaneh

The following tables set forth information with respect to the compensation of the Named Executive Officers earned during fiscal 2002, 2001 and 2000:

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary($)(1)	Bonus($)(1)	Other Annual Compensation($)	Stock Options(#)	All Other Compensation($)
Thomas E. Williams(2) President and Chief Executive Officer	2002 2001 2000	538,500 524,500 465,000	— 350,000 —	— — —	— 150,000 50,000	54,398(3) 45,761(3) 41,226(3)
Amin J. Khoury Chairman of the Board	2002 2001 2000	538,500 524,500 465,000	— 350,000 —	— — —	— 150,000 50,000	7,914(4) 7,570(4) 7,570(4)
David N. Terhune Executive Vice President and Chief Operating Officer	2002 2001 2000	403,750 393,375 350,625	— 350,000 —	— — —	— 150,000 50,000	34,457(5) 27,272(5) 26,822(5)
Anthony J. Allott(6) Senior Vice President, Chief Financial Officer and Treasurer	2002 2001 2000	224,957 275,000 230,417	124,000 350,000 —	— — —	— 87,500 10,000	78,162(7) 48,337(7) 32,262(7)

(1)
Includes amounts earned but deferred by the Named Executive Officer at the election of such officer pursuant to the Company’s 401(k) Savings and Profit Sharing Plan or Executive Deferred Compensation Plan.

(2)
Mr. Williams ceased serving as the Company’s Chief Executive Officer as of September 30, 2002 and the compensation information provided for fiscal year 2002 excludes the payment of $2,036,250 made in accordance with the terms of Mr. Williams’ separation agreement.

(3)
Includes employer contributions under the Company’s 401(k) Savings and Profit Sharing Plan, and life and disability insurance premiums paid by the Company pursuant to the terms of the employment agreement between the Company and Mr. Williams.

(4)	Includes life and disability insurance premiums paid by the Company pursuant to the terms of the employment agreement between the Company and Mr. Khoury.
(5)
Includes employer contributions under the Company’s 401(k) Savings and Profit Sharing Plan, and life and disability insurance premiums paid by the Company pursuant to the terms of the employment agreement between the Company and Mr. Terhune.

(6)	Mr. Allott resigned from the Company on May 10, 2002. Mr. Allott was employed for approximately seven months in fiscal year 2002.
(7)	Includes employer contributions under the Company’s 401(k) Savings and Profit Sharing Plan and Executive Deferred Compensation Plan.

OPTION GRANTS IN LAST FISCAL YEAR

Since the Company did not grant any options to its Named Executive Officers in fiscal year 2002, the table has been omitted.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options At FY-End (#) Exercisable/ Unexercisable	Value of Unexercised Options In-the-Money at FY-End ($) Exercisable/ Unexercisable(1)
Thomas E. Williams	100,000	$205,165	468,750/156,250	$31,406/$94,219
Amin J. Khoury	—	—	468,750/156,250	$31,406/$94,219
David N. Terhune	—	—	375,000/150,000	$31,406/$94,219
Anthony J. Allott	50,000	$79,425	—/—	—/—

(1)	The closing price for the Company’s Common Stock on the Nasdaq National Market System on September 30, 2002, the last trading day of the fiscal year, was $3.80 per share.

Compensation of Directors

Directors of the Company who are not officers of the Company (the “Eligible Directors”) receive compensation of $2,500 per quarter, and Eligible Directors who are also committee members receive an additional $1,250 per quarter for each committee on which they serve. Eligible Directors also receive a $1,000 attendance fee for each meeting that they attend. In addition, Eligible Directors are entitled to participate in the Company’s 2001 Stock Option Plan for Directors (the “2001 Directors’ Plan”). Under the 2001 Directors’ Plan, each Eligible Director is awarded an option covering 10,000 shares of Common Stock on June 30 of each year the plan is in effect, provided he or she is an Eligible Director on that date. In addition, each Eligible Director, excluding those individuals who are currently directors of the Company, is awarded an initial grant covering 25,000 shares of Common Stock as of the date of his or her first election as a director.

The exercise price of all options granted under the 2001 Directors’ Plan may not be less than 100% of the fair market value of the Common Stock on the date of the grant. Options expire 10 years after the date of grant and become exercisable, subject to certain conditions which accelerate vesting, as follows: 25% on the first anniversary of the date of grant and an additional 25% each anniversary thereafter. On June 30, 2002, each eligible Director was awarded an option to purchase 10,000 shares of Common Stock at a price of $6.95 per share.

Employment Contracts and Termination of Employment Arrangements

Amin J. Khoury.    On August 1, 2002, Mr. Khoury and the Company entered into an amended and restated employment agreement pursuant to which he serves as Chairman of the Board of Directors of the Company. Effective as of October 1, 2002, Mr. Khoury was also elected as the Chief Executive Officer of the Company. The employment agreement became effective as of April 1, 2002 and extends through March 31, 2005, subject to automatic renewals for consecutive one-year periods until either party gives the other 90 days’ written notice of its intent not to renew. Under the agreement, Mr. Khoury currently receives an annual base salary of $543,000, and any annual incentive bonus payable to Mr. Khoury is based on criteria established annually by the Company, with the maximum not to exceed 100% of his then current salary. If the Company terminates Mr. Khoury’s employment as Chairman of the Board of Directors other than for death, disability or cause (as defined in the agreement), or if Mr. Khoury terminates his employment as Chairman of the Board of Directors for good reason (as defined in the agreement), the Company will make a lump sum payment to Mr. Khoury in an amount equal to the aggregate amount of salary and average bonus (as defined in the agreement) that would have been payable to Mr. Khoury through the later of (i) the date that is three years from the date of termination or (ii) the expiration date of the agreement (the “Benefits Termination Date”), and provide certain other benefits to Mr. Khoury until such Benefits Termination Date. If Mr. Khoury is terminated as Chairman of the Board of Directors as a result of his incapacity, he will be entitled to receive health, pension, retirement and certain other benefits until the Benefits Termination Date. If Mr. Khoury’s employment as Chairman of the Board of Directors is terminated by Mr. Khoury for good reason or by the Company for any reason other than for cause, Mr. Khoury will be deemed to have been employed through the expiration date of the agreement for purposes of all benefit and stock option vesting. Upon a change of control (as defined in the agreement) of the Company, all outstanding and unvested options held by Mr. Khoury would immediately vest, Mr. Khoury would be deemed to be fully vested with respect to all benefits associated with the Company’s 1999 Supplemental Executive Retirement Plan, and the Company would not be permitted to relocate Mr. Khoury without his consent. Mr. Khoury is prohibited from engaging in any activity that is competitive with the Company without the Company’s written consent for a period of two years following the Benefits Termination Date or the date of the termination of his employment as Chairman of the Board of Directors if he is terminated by the Company for cause or if he terminates his employment as a Chairman of the Board of Directors for any reason other than good reason. If any of the above benefits are subject to the tax imposed by Section 4999 of the Internal Revenue Code, the Company will make a lump sum payment to Mr. Khoury in amount to pay such tax on an after-tax basis.

David N. Terhune.    On August 1, 2002, Mr. Terhune and the Company entered into an amended and restated employment agreement pursuant to which he serves as Chief Operating Officer. Effective as of October 1, 2002, Mr. Terhune was elected as President of the Company. The employment agreement became effective as of April 1, 2002 and extends through March 31, 2005, subject to automatic renewals for consecutive one-year periods until either party gives the other 90 days’ written notice of its intent not to renew. Under the agreement, Mr. Terhune currently receives an annual base salary of $407,000, and any annual incentive bonus payable to Mr. Terhune is based on criteria established annually by the Company, with the maximum not to exceed 100% of his then current salary. If the Company terminates Mr. Terhune’s employment as Chief Operating Officer other than for death, disability or cause (as defined in the agreement), or if Mr. Terhune terminates his employment as Chief Operating Officer for good reason (as defined in the agreement), the Company will make a lump sum payment to Mr. Terhune in an amount equal to the aggregate amount of salary and average bonus (as defined in the agreement) that would have been payable to Mr. Terhune through the later of (i) the date that is three years from the date of termination or (ii) the expiration date of the agreement (the “Benefits Termination Date”), and provide certain other benefits to Mr. Terhune until such Benefits Termination Date. If Mr. Terhune is terminated as Chief Operating Officer as a result of his incapacity, he will be entitled to receive health, pension, retirement and certain other benefits until the Benefits Termination Date. If Mr. Terhune’s employment as Chief Operating Officer is terminated by Mr. Terhune for good reason or by the Company for any reason other than for cause, Mr. Terhune will be deemed to have been employed through the expiration date of the agreement for purposes of all benefit and stock option vesting. Upon a change of control (as defined in the agreement) of the Company, all outstanding and unvested options held by Mr. Terhune will immediately vest, Mr. Terhune would be deemed to be fully vested with respect to all benefits associated with the Company’s 1999 Supplemental Executive Retirement Plan and, upon termination for any reason, would be entitled to withdraw his full supplemental retirement benefit as if he were 60 years of age, and the Company would not be permitted to relocate Mr. Terhune without his consent. Mr. Terhune is prohibited from engaging in any activity that is competitive with the Company without the Company’s written consent for a period of two years following the Benefits Termination Date or the date of the termination of his employment as Chief Operating Officer if he is terminated by the Company for cause or if he terminates his employment as Chief

Operating Officer for any reason other than good reason. If any of the above benefits are subject to the tax imposed by Section 4999 of the Internal Revenue Code, the Company will make a lump sum payment to Mr. Terhune in amount to pay such tax on an after-tax basis.

Thomas E. Williams.    On August 1, 2002, Mr. Williams and the Company entered into an amended and restated employment agreement pursuant to which he served as President and Chief Executive Officer of the Company. The agreement was initially made effective as of April 1, 2002 and was to extend through March 31, 2005, subject to automatic renewals for consecutive one-year periods until either party gave the other 90 days’ written notice of its intent not to renew. Under the agreement, Mr. Williams received an annual base salary of $543,000, and any annual incentive bonus payable to Mr. Williams was based on criteria established annually by the Company, with the maximum not to exceed 100% of his then current salary. If the Company terminated Mr. Williams’s employment other than for death, disability or cause (as defined in the agreement), or if Mr. Williams terminated his employment for good reason (as defined in the agreement), the Company would make a lump sum payment to Mr. Williams in an amount equal to the aggregate amount of salary and average bonus (as defined in the agreement) that would have been payable to Mr. Williams though the later of (i) the date that is three years from the date of termination or (ii) the expiration date of the agreement (the “Benefits Termination Date”), and provide certain other benefits to Mr. Williams until such Benefits Termination Date. If Mr. Williams was terminated as a result of his incapacity, he would be entitled to receive health, pension, retirement and certain other benefits until the Benefits Termination Date. If Mr. Williams’s employment was terminated by Mr. Williams for good reason or by the Company for any reason other than for cause, Mr. Williams would be deemed to have been employed through the expiration date of the agreement for purposes of all benefit and stock option vesting. Upon a change of control (as defined in the agreement) of the Company, all outstanding and unvested options held by Mr. Williams would immediately vest, Mr. Williams would be deemed to be fully vested with respect to all benefits associated with the Company’s 1999 Supplemental Executive Retirement Plan and, upon termination for any reason, would be entitled to withdraw his full supplemental retirement benefit as if he were 60 years of age, and the Company would not be permitted to relocate Mr. Williams without his consent. Mr. Williams is prohibited from engaging in any activity that is competitive with the Company without the Company’s written consent for a period of two years following the Benefits Termination Date or the date of the termination of his employment if he is terminated by the Company for cause or if he terminates his employment for any reason other than good reason. If any of the above benefits are subject to the tax imposed by Section 4999 of the Internal Revenue Code, the Company will make a lump sum payment to Mr. Williams in amount to pay such tax on an after-tax basis.

Effective as of September 30, 2002, Mr. Williams retired from the Company, at which time the Company entered into a separation agreement with Mr. Williams pursuant to which the Company would make a lump sum payment to Mr. Williams totaling $2,036,250, as required by the terms of his amended and restated employment agreement. The separation agreement provides that Mr. Williams will be entitled to participate in the disability and life insurance, health, pension, retirement and accident plans that he was participating in prior to his separation for a period of three years following his separation date. Mr. Williams will also be entitled to be furnished with an automobile or receive an automobile allowance and receive other perquisites that he was entitled to prior to his separation for the same three year period. Mr. Williams’s separation arrangement with the Company also provides that he will be deemed for all vesting requirements contained in any of the Company’s benefit plans, programs or offerings in which he was participating to have been employed by the Company through August 1, 2005, the expiration of his employment period as provided in his amended and restated employment agreement. In addition, Mr. Williams will continue to participate in the Company’s 1999 Supplemental Executive Retirement Plan as described below.

Anthony J. Allott.    Mr. Allott served as the Company’s Senior Vice President and Chief Financial Officer pursuant to an employment agreement that was effective as of April 1, 1999. The term of the employment agreement extended through March 31, 2002 and was subject to automatic renewals for consecutive one-year periods until either party gave the other 90 days’ written notice of its intent not to renew. Under the agreement, Mr. Allott received a base salary of $275,000, and any annual incentive bonus payable to Mr. Allott was based on criteria established annually by the Company. If the Company terminated Mr. Allott for any reason other than death, incapacity or cause (as defined in the agreement), or if Mr. Allott terminated his employment for good reason (as defined in the agreement), the Company would continue to pay his base salary and average bonus (as defined in the agreement), and provide certain other benefits for the longer of eighteen months or the remaining term of the agreement. If Mr. Allott’s employment was terminated as a result of his incapacity or death, Mr. Allott would have been deemed to have been employed through the expiration date of the agreement for purposes of benefit vesting. Upon a change of control (as defined in the agreement) of the Company, the agreement would automatically extend for a period of three years from the date of such change of control, all outstanding and unvested options held by Mr. Allott would immediately vest, and the ability of the Company to relocate Mr. Allott or terminate him for cause would become more limited. Mr. Allott is prohibited from engaging in any activity that is competitive with the Company without the Company’s written consent for a period of two years following the termination of his employment with the Company. The term of Mr. Allott’s employment agreement automatically extended for an additional year on March 31, 2002. On May 10, 2002, Mr. Allott resigned from the Company. Since Mr. Allott terminated his employment other than for good reason, he was not entitled to any benefits upon termination under the terms of his employment agreement.

In addition to the foregoing, the employment agreements between the Company and each of Messrs. Khoury and Terhune and the separation agreement between the Company and Mr. Williams, entitle these executives to benefits provided pursuant to the Company’s 1999 Supplemental Executive Retirement Plan, a nonqualified deferred compensation plan adopted by the Company’s Board of Directors in 1999. A participant qualifies for benefits under this plan after having been employed by the Company for at least ten years, not less than four of which must occur after adoption of the plan, or upon termination of employment as a result of death or incapacity. Benefit payments begin upon the later of the participant’s sixtieth birthday or the last date of employment by the Company.

Participants receive a monthly benefit under the plan, which is paid for ten years. The aggregate amount of these payments is based on a percentage of the greater of the participant’s base salary at the time of termination or average compensation over a specified time period (as defined by the Plan), and is reduced by any amounts received under disability insurance policies paid or reimbursed by the Company. This percentage, which cannot exceed 75%, is based on the performance of the Company’s Common Stock during the participant’s employment and is presently equal to 53.6%. At the present benefit level, the plan would pay monthly benefits of $27,499, $29,859, and $18,073 to Messrs. Williams, Khoury, and Terhune, respectively, upon retirement. Following a participant’s death, the participant’s designee will receive the present value of benefits otherwise remaining to be paid in a discounted lump sum payment. Upon a change of control of the Company, a vested participant may elect to receive a discounted lump sum payment, and if the Company fails to meet certain minimum financial criteria, a participant will receive the aggregate of all benefits payable to him under the plan without discount.

The Company must make payments into a trust sufficient to fund accrued and vested benefits under the plan and, upon a change in control, must contribute an amount equal to all benefits payable under this plan, whether vested or not. The trust’s assets may be used only to pay benefits under the plan or, if the Company is insolvent, to make payments to the Company’s creditors.

Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	2,794,937	$6.93	854,564
Equity compensation plans not approved by security holders (2)	0	$0.00	437,542
Total	3,074,662	$6.30	1,292,106

(1)	Includes the 1991 Stock Option Plan, the 1991 Stock Option Plan for Directors, the 1994 Stock Option Plan and the 2001 Stock Option Plan for Directors.
(2)
The 2001 Share Incentive Plan is the only equity compensation plan not approved by security holders. Under this plan, the Company issued 594,333 shares of restricted stock in December 1999 to its top 130 non-executive managers in exchange for approximately 1,200,000 of their vested and unvested stock options. The restricted stock vested in two equal installments of 282,733 shares in January 2002 and 279,725 shares in January 2003 and was granted in lieu of annual incentive bonuses for these managers in fiscal years 2000 and 2001.

Performance Graph

The following graph compares the yearly percentage change in the Company’s cumulative total shareholder return on its Common Stock with the cumulative total return on the Nasdaq Stock Market—US Index, the Dow Jones Containers & Packaging Index and the Standard & Poors Manufacturing (Diversified Industry) Index from September 30, 1997 through September 30, 2002, the last trading day of fiscal 2002. The cumulative total shareholder return is based on $100 invested in Common Stock of the Company and in the stocks comprising the respective indices on September 30, 1997 (including reinvestment of dividends).

The stock prices on the Performance Graph are not necessarily indicative of future stock price performance. Each of the Reports of the Compensation Committee and the Audit Committee of the Board of Directors and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations, including written representations of its directors and officers that no other reports were required, during the fiscal year ended September 30, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with by those parties.

AUDIT MATTERS

Deloitte & Touche LLP (“D&T”) has been selected to audit the financial statements of the Company for the fiscal year ending September 30, 2003, and to report the results of their examination.

A representative of D&T is expected to be present at the Meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

The Audit Committee received the following information regarding the fees of D&T for the fiscal year ended September 30, 2002, and has determined that the provision of these services is compatible with maintaining the independence of the independent auditors.

Audit Fees

The aggregate fees billed by D&T for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended September 30, 2002 and for the review of financial statements included in the Company’s quarterly reports on Form 10-Q for the fiscal year 2002 were $510,144.

Financial Information Systems Design and Implementation Fees

During fiscal year 2002, we did not engage D&T to perform financial information systems design and implementation.

All Other Fees

During fiscal year 2002, all other fees of D&T totaled $122,203, which primarily consisted of accounting and tax services.

STOCKHOLDER PROPOSALS

Proposals of stockholders submitted for consideration at the 2004 Annual Meeting of Stockholders must be received by the Company no later than August 23, 2003 in order to be included in the Company’s proxy statement for the 2004 Annual Meeting. In addition, if a stockholder wishes to present a proposal at the Company’s 2004 Annual Meeting that will not be included in the Company’s proxy statement and fails to notify the Company by no later than November 6, 2003, then the proxies solicited by the Board of Directors for the 2004 Annual Meeting will include discretionary authority to vote on the stockholder’s proposal in the event that it is properly brought before the meeting.

OTHER BUSINESS

The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

FORM 10-K

A copy of AET’s annual report on Form 10-K filed with the Securities and Exchange Commission is available without charge by writing to: Applied Extrusion Technologies, Inc., Attention: Brian P. Crescenzo, Vice President, 15 Read’s Way, New Castle, Delaware 19720.

APE-PS-03

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

ANNUAL MEETING OF

APPLIED EXTRUSION TECHNOLOGIES, INC.

FEBRUARY 25, 2003

The undersigned hereby constitutes and appoints Messrs. David N. Terhune and Brian P. Crescenzo either of them, with power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders of Applied Extrusion Technologies, Inc. to be held on February 25, 2003 at the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston, Massachusetts 02110 at 10:30 a.m., and at any adjournments thereof, upon and with respect to the number of shares of Common Stock, par value $.01 per share, that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies, or their substitutes, to vote in such manner as they may determine on any matters which may come before the meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is acknowledged, and to vote on the following as specified by the undersigned. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Unless otherwise specified in the boxes provided on the reverse side hereof, the proxy will be voted IN FAVOR of the nominee for director and in the discretion of the named proxies as to any other matter that may come before this meeting or any adjournment thereof.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

APPLIED EXTRUSION
TECHNOLOGIES, INC.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

APPLIED EXTRUSION TECHNOLOGIES, INC.
(NASDAQ NMS-AETC)

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in
this example.

PLEASE DO NOT FOLD THIS PROXY.

1. Election of Director.
The undersigned hereby GRANTS authority to elect the
following nominee:

Nominee: (01) Nader A. Golestaneh	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

FOR THE NOMINEE	☐	☐	WITHHELD FROM THE NOMINEE

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please sign your full title as such. Each joint owner should sign.

Signature:                                         Date:                         Signature:                                         Date: